UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2014

COLDWATER CREEK INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-21915 (Commission File Number)	82-0419266 (I.R.S. Employer Identification No.)

One Coldwater Creek Drive, Sandpoint, Idaho (Address of principal executive offices)	83864 (Zip Code)

(208) 263-2266 (Registrant’s telephone number, including area code)

Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.03.	Bankruptcy or Receivership.

On April 11, 2014, Coldwater Creek Inc. (the “Company”) and each of its wholly-owned domestic subsidiaries (collectively, the “Debtors”) filed voluntary petitions (the “Chapter 11 Petitions”) for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) for an orderly wind-down of its operations.  The Debtors will continue to manage their properties and operate their businesses in the ordinary course as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

In connection with filing the Chapter 11 Petitions, the Debtors filed motions seeking Bankruptcy Court approval of a Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement between and among Coldwater Creek U.S. Inc., as Lead Borrower and Borrower, Coldwater Creek The Spa Inc. and Coldwater Creek Merchandising & Logistics Inc., as Borrowers, the Company and certain subsidiaries of the Company designated therein, as Guarantors, Wells Fargo Bank, National Association (“Wells Fargo Bank”), as Administrative Agent and Collateral Agent, and as Lender and Swingline Lender, and the other financial institutions named therein (the “DIP Credit Agreement”).  The DIP Credit Agreement, substantially in the form attached to the motions filed with the Bankruptcy Court, provides for a revolving commitment of up to $75 million.

On April 11, 2014, the Company issued a press release relating to the foregoing, a copy of which is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The filing of the Chapter 11 Petitions described in Item 1.03 above constitutes or may constitute an event of default or otherwise triggers or may trigger repayment obligations under the express terms of certain instruments and agreements relating to direct financial obligations of the Debtors (the “Debt Documents”).  As a result of such an event of default or triggering event, all obligations under the Debt Documents would have or may have, by the terms of the Debt Documents, become automatically and immediately due and payable.  The Debtors believe that any efforts to enforce such payment obligations under the Debt Documents have been stayed in accordance with the automatic stay provisions of the Bankruptcy Code as a result of the filing of the Chapter 11 Petitions.  The Debt Documents include the following:

•
That certain Amended and Restated Credit Agreement, dated as of May 16, 2011 (as amended, including without limitation, pursuant to the First Amendment to Credit Agreement dated as of July 9, 2012), among the Borrowers, the Guarantors, the lenders party thereto and Wells Fargo Bank (as successor by merger to Wells Fargo Retail Finance, LLC), in its capacity as administrative agent and collateral agent

•
That certain Term Loan Agreement dated as of July 9, 2012 (as amended, restated, supplemented or other modified from time to time) among the Borrowers, the Guarantors, the lenders party thereto, and CC Holdings Agency Corp., as administrative agent and collateral agent

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On April 10, 2014, the Company approved a plan (the “Store Closing Sales Plan”) to conduct chainwide store closing sales and liquidate the Company’s inventory and related assets (the “Store Closing Sales”).  In connection with the filing of the Chapter 11 Petitions, the Debtors filed a motion seeking Bankruptcy Court approval for the Store Closing Sales Plan and various related arrangements.  Such arrangements include the retention of a pre-petition stalking horse liquidator in connection with an auction to entertain additional bids to serve as exclusive liquidation agent for the Store Closing Sales.

The Company is currently unable to estimate costs expected to be incurred in connection with its Store Closing Sales Plan, including the amount of any other future cash expenditures in connection therewith.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Coldwater Creek Inc. dated April 11, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 11, 2011	COLDWATER CREEK INC.

	By:	/s/ James A. Bell
		Name:	James A. Bell
		Title:	Executive Vice President, Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Coldwater Creek Inc. dated April 11, 2014.